UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2005

(Date of Report/Date of earliest event reported)

SOLO CUP COMPANY

(Exact name of registrant as specified in its charter)

Commission file number 333-116843

Delaware	47-0938234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Old Deerfield Road, Highland Park, Illinois	60035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847/831-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement.

In November 2001, Solo Cup Company, an Illinois corporation (“Solo Illinois”), a subsidiary of the registrant, entered into an outsourcing agreement (the “Agreement”) with DSC Logistics, Inc. (“DSC”) pursuant to which DSC was to provide customary warehouse and transportation services for Solo Illinois. After the Agreement was executed, disputes arose as to aspects of the Agreement, and Solo Illinois and DSC have been parties to litigation and arbitration. On February 16, 2005, Solo Illinois and DSC entered into a settlement agreement (the “Settlement Agreement”) which terminates the Agreement prior to its stated termination date. Pursuant to the terms of the Settlement Agreement, Solo Illinois will transition its distribution center and transportation services, including attendant real estate, equipment and personnel, where possible, back into its operations over the next four months. As part of the transition, Solo Illinois will purchase certain assets and assume certain leases from DSC, for which Solo Illinois will reimburse DSC in an amount not to exceed $1.75 million. The Settlement Agreement requires Solo Illinois to pay to DSC $11.75 million as follows: (1) on February 16, 2005, $3.15 million; (2) on March 15, 2005, $2.15 million; (3) on April 15, 2005, $2.15 million; (4) on May 16, 2005, $2.15 million; and (4) on June 15, 2005, $2.15 million. The Settlement Agreement also includes mutual releases from both parties and requires the parties to dismiss all related outstanding litigation and arbitration.

The registrant will incur a one-time charge of $25.4 million in 2004 in connection with the terms of the Settlement Agreement described above.

A copy of the agreement is filed herewith as Exhibit 99.1 and is herein incorporated by reference.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1:	Settlement Agreement, dated as of February 16, 2005, between Solo Cup Company, an Illinois corporation, and DSC Logistics, Inc., an Indiana corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLO CUP COMPANY

By:	/s/ Susan H. Marks
Susan H. Marks Chief Financial Officer, Executive Vice President and Assistant Secretary

Date:	February 18, 2005

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